Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into effective October 21, 2004, by and between Mark H. Perry (the “Employee”) and Netopia, Inc. (the “Company”), a Delaware corporation, headquartered at 6001 Shellmound Street, 4th Floor, Emeryville, California 94608 (the “Company”).

1. Term of Employment.

(a) Basic Rule. The Company agrees to employ the Employee and the Employee agrees to remain in employment with the Company, from October 21, 2004 until April 30, 2005. After April 30, 2005, the Employee’s employment will continue until it terminates pursuant to Subsections (b), (c) and (d) below.

(b) Termination by Company Without Cause. The Company may terminate the Employee’s employment effective on or at any date after April 30, 2005 without Cause and for any reason or no reason whatsoever by giving the Employee thirty (30) days’ advance notice in writing.

(c) Termination by Company for Cause. The Company may terminate the Employee’s employment at any time for Cause. For all purposes under this Agreement, “Cause” shall mean:

(i) An intentional failure or omission of the Employee to substantially perform his duties hereunder, other than as a result of the death or disability of the Employee;

(ii) An intentional act by the Employee that constitutes gross misconduct or fraud;

(iii) The Employee’s conviction of, or plea of “guilty” or “no contest” to, a felony;

(iv) The Employee’s disobedience of orders and directives of the Chief Executive Officer or the Chairman of the Audit Committee of the Board of Directors; or

(v) any material breach by the Employee of his obligations under any Code of Ethics, Code of Business Conduct or lawful policies or procedures of the Company.

(d) Resignation by Employee. The Employee may terminate his employment effective on or at any date after April 30, 2005 for any reason or no reason whatsoever by giving the Company thirty (30) days’ advance notice in writing.

(e) Termination of Agreement. This Agreement shall terminate when all obligations of the parties hereunder have been satisfied.

2. Duties and Scope of Employment.

(a) Position. The Company agrees to employ the Employee in an executive position of Interim Senior Vice President and Chief Financial Officer. The Employee shall report to the President and CEO of the Company. The Employee will update the Audit Committee of the Board of Directors on a regular basis.

(b) Special Circumstances. It is understood that the Company is presently involved in an internal review by the Audit Committee of the Company’s accounting and reporting practices. In addition, the Company has been advised by the Securities and Exchange Commission that it has commenced an informal inquiry to determine whether the federal securities laws have been violated. Furthermore, the Company and certain of its directors and current and former officers have been named in various purported class action lawsuits and purported derivative actions. As a consequence, it may take a longer period of time than expected in the normal course of business, to complete the preparation of the Company’s restated financial statements and to provide certification of the accuracy of the Company’s financial statements and the adequacy of its system of internal controls in compliance with generally accepted accounting principles and the Sarbanes-Oxley Act of 2002.

3. Base Compensation.

During the term of his employment under this Agreement, the Company agrees to pay the Employee as compensation for his services a base salary of Twenty Thousand Dollars ($20,000) per month. Such salary shall be paid by the Company on a bi-monthly basis on the same dates as it makes salary payments generally to its employees based in the United States.

4. Employee Benefits and Stock Options.

During the term of his employment under this Agreement, the Employee shall be eligible to participate in those employee benefit plans and programs as are offered from time to time by the Company to executive officers based in the United States in accordance with the terms of such plans and programs. The Company will recommend to the Compensation Committee of the Board of Directors that it grant to the Employee a stock option to purchase 30,000 shares of the Company’s common stock, which will vest and become exercisable at the rate of 5,000 shares per month on the last day of each month of completed employment commencing November 30, 2004, such that all 30,000 stock options will be vested and exercisable on April 30, 2005, provided that vesting will cease in the event that the Employee’s employment ceases. Such stock options will be granted at the fair market value of the Company’s common stock on the date of grant and will be subject to all terms and conditions of the Company’s stock option plan.

5. Business Expenses.

During the term of his employment under this Agreement, the Employee shall be authorized to incur necessary and reasonable travel, entertainment and other business expenses in connection with his duties hereunder in accordance with the Company’s generally applicable policies related to such business expenses. The Company also agrees to pay the Employee Two Hundred Dollars ($200) per month for transportation expenses to the Company’s headquarters location from his home without documentation, subject to applicable withholding taxes. The Company will reimburse the Employee for a legal review of this Agreement in an amount not to exceed $500.

6. Indemnification.

The Company will indemnify and defend the Employee with respect to any claims made or threatened against him which arises out of the performance of his duties to the Company to the extent permitted by law. The Employee and the Company will enter into an Indemnification Agreement in the same form as existing indemnification agreements between the Company and its current directors and officers.

7. Proprietary Information and Inventions Agreement.

Like all Company employees, the Employee will be required, as a condition of his employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A.

8. Withholding Taxes.

All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

9. Interpretation, Amendment and Enforcement.

This letter agreement and Exhibit A constitute the complete agreement between the Employee and the Company, contain all of the terms of the Employee’s employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between Employee and the Company. This letter agreement may not be amended or modified, except by an express written agreement signed by both the Employee and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, the Employee’s employment with the Company or any other relationship between the Employee and the Company (the “Disputes”) will be governed by California law, excluding law relating to conflicts or choice of law.

As required by law, the Employee’s employment with the Company is contingent upon Employee providing legal proof of his identity and authorization to work in the United States.

In Witness Whereof, each of the parties has executed this Agreement, in the case of the Company by its duly authorized President and Chief Executive Officer, as of the date set forth below.

/s/ Mark H. Perry
Mark H. Perry
Date: October 21, 2004

/s/ Alan B. Lefkof
Alan B. Lefkof
President and CEO
Date: October 21, 2004